                                                                                                         EXHIBIT 99

Investor Contact:
Robert G. Burrows
Vice President, Investor Relations
240-631-3280
BurrowsR@ebsi.com

Media Contact:
Lynn Kieffer
Vice President, Corporate Communications
240-631-3391
KiefferL@ebsi.com

EMERGENT BIOSOLUTIONS ANNOUNCES NOTICE OF TERMINATION OF CONVERSION RIGHTS OF 2.875% CONVERTIBLE SENIOR NOTES DUE 2021

GAITHERSBURG, Md., November 14, 2017—Emergent BioSolutions Inc. (NYSE: EBS) announced today that it has issued a Notice of Termination of Conversion Rights for all of its outstanding 2.875% Convertible Senior Notes due 2021 ("Notes") and has elected to exercise its right to terminate all conversion rights of the Notes on December 29, 2017 (the "Conversion Rights Termination Date"). The indenture dated January 29, 2014 between Emergent and Wells Fargo Bank, National Association, as trustee, governing the Notes permits Emergent to terminate the holders' rights to convert all the Notes at any time on or after January 20, 2017 if the last reported sale price of the common stock has been at least 130% of the conversion price for at least 20 trading days during any 30 consecutive trading-day period, which equals $40.14.

At any time prior to 5:00 p.m. eastern time on December 28, 2017, subject to compliance with the applicable procedures of the Depository Trust Company, holders of the Notes may elect to convert their Notes into shares of common stock at a conversion rate of 32.3860 shares of Common Stock per $1,000 principal amount of Notes (equivalent to conversion price of approximately $30.88 per share of Common Stock), plus a make-whole payment of an additional 3.1556 shares per $1,000 principal amount of Notes, in accordance with the terms of the indenture.

No accrued and unpaid interest is payable upon conversion of the Notes. A cash payment will be made in lieu of issuing any fractional shares of Emergent common stock in connection with the conversion into Emergent common stock of any Notes. Any Notes that remain outstanding immediately after the Termination Date will be subject to settlement solely by a cash payment of outstanding principal and any then accrued and unpaid interest in accordance with the terms of the indenture.

As of November 13, 2017, approximately $250 million aggregate principal amount of the Notes were outstanding. The aggregate number of shares that Emergent will issue, if all the currently outstanding Notes are converted into common stock, is approximately 8.9 million shares of common stock.

The shares of common stock of the Company issuable upon conversion of the Notes have not been and will not be registered under the Securities Act or any applicable state securities laws. Unless so registered, such shares of common stock may not be offered or sold in the United States absent an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About Emergent BioSolutions
Emergent BioSolutions Inc. is a global life sciences company seeking to protect and enhance life by focusing on providing specialty products for civilian and military populations that address accidental, intentional, and naturally emerging public health threats. Through our work, we envision protecting and enhancing 50 million lives with our products by 2025. Additional information about the company may be found at www.emergentbiosolutions.com. Follow us on Twitter @emergentbiosolu and Instagram @life_at_emergent.

Safe Harbor Statement
This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding the potential conversion of the Notes, and any other statements containing the words "believes,"  "may," "expects," "anticipates," "intends," "plans," "targets," "forecasts," "estimates" and similar expressions are forward-looking statements. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements. Investors should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the SEC, when evaluating our forward-looking statements.

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